EXHIBIT 3 (i)

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
TURBINE TRUCK ENGINES, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Nevada does hereby certify:

FIRST: That at a meeting of the Board of Directors of Turbine Truck Engines, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable.  The resolution setting forth the proposed amendment is as follows:

RESOLVED that the Articles of Incorporation are hereby amended to designate 500,000 shares of its previously authorized Preferred stock as “Series A Convertible Preferred” stock with the Rights and Privileges described in Exhibit A attached hereto, and incorporated herein by reference, which designation includes the following key terms:

m	Includes voting rights on each matter submitted to the common shareholders of 306 votes per each share of Preferred stock held;
m	The par value of each Preferred Share shall be set to $0.001;
m	Convertible after six (6) months on a 1 to 1 ratio at the option of the preferred stock holder.
m	Once issued, the rights and privileges of the Series A Preferred cannot be altered or amended without the consent of all of the holder of the Series A Preferred.

SECOND:  The amendment(s) were adopted by the board of directors without shareholder action and shareholder action was not required.

THIRD: That said amendment was duly adopted in accordance with the provisions of the General Corporation Law of the State of Nevada and the Articles and By-Laws of the Company.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 16th day of March, 2012 by its authorized officer.

Signature	/s/ Michael H. Rouse

MICHAEL ROUSE

          PRESIDENT & CEO